Exhibit 99.1

News Release

NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Reports 2015 Third Quarter Results

3rd Quarter 2015 Adjusted Earnings Per Share from Continuing Operations of $0.09,

which included a $0.03 per share non-cash charge related to additional stock compensation expense

October 29, 2015, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE), a leading provider of highly engineered material handling solutions and tire repair and retread products to industrial end markets, today announced results for the third quarter ended September 30, 2015.

Financial Highlights

•	Net sales for the third quarter of 2015 decreased 12.6% (or 7.9% excluding currency fluctuation), compared to the third quarter of 2014, to $141.7 million due to continued weak demand in the Material Handling Segment’s agricultural end market.

•	Gross profit margin for the third quarter of 2015 increased (470 basis points), compared to the third quarter of 2014, to 29.4% driven by cost reduction activities and strategic pricing actions.

•	Adjusted income per diluted share from continuing operations for the third quarter of 2015 increased by 28.6%, compared to the third quarter of 2014, from $0.07 to $0.09. For the nine months ended September 30, 2015, adjusted income per diluted share increased by 25.6%, compared to the same period in 2014, from $0.43 to $0.54.

•	Repurchased $12 million (or 848,586 shares) of common stock at an average price of $14.18 during the third quarter of 2015.

•	During the quarter, additional stock compensation expense was incurred for retirement eligible employees as defined by the Company’s executive stock compensation plan, which resulted in a $0.03 reduction to earnings per share in the quarter.

President and Chief Executive Officer John C. Orr commented, “The decline in our Material Handling Segment’s third quarter 2015 sales was primarily due to the impact of weak demand in the agricultural end market, the strengthening dollar and the previously disclosed customer acceleration of orders that took place in the second quarter. Excluding the impacts of foreign currency, we did see strong sales growth in other material handling products, including increases of products that serve food processing and automotive end markets. We are also pleased with our ability to drive profitability improvements in the business despite lower sales during the quarter. Adjusted earnings per diluted share for the third quarter increased as a result of ongoing cost saving initiatives and strategic pricing actions, and we’ve generated positive cash flow from continuing operations of $7.1 million year-to-date compared to a use of operating cash flow in the prior year period. We believe that our continued focus on these initiatives combined with the growth investments we are making, provide a strong foundation for sustained profitability improvement and earnings growth in the future.”

Summary

	Quarter Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Increase (Decrease)	2015	2014	% Increase (Decrease)
	(Unaudited dollars in thousands, except per share data)
Net sales	$141,661	$162,109	(12.6)%	$462,344	$465,378	(0.7)%
Gross profit	$41,686	$39,961	4.3%	$138,024	$124,564	10.8%
Gross profit margin	29.4%	24.7%		29.9%	26.8%

Income (loss) from continuing operations before income taxes	$849	$(5,315)	116.0%	$22,138	$11,603	90.8%

Income (loss) from continuing operations:
Income (loss)	$631	$(3,618)	117.4%	$14,178	$7,472	89.7%
Income (loss) per diluted share	$0.02	$(0.11)	118.2%	$0.45	$0.23	95.7%

Income from continuing operations before income taxes as adjusted*	$4,166	$3,673	13.4%	$24,844	$22,636	9.8%

Income from continuing operations as adjusted*:
Income	$2,812	$2,314	21.5%	$16,770	$14,261	17.6%
Income per diluted share	$0.09	$0.07	28.6%	$0.54	$0.43	25.6%

*	Details regarding the pre-tax adjusted charges (benefits) are on the Reconciliations of Non-GAAP Financial Measures included in this release.

Segment Results

The results below are as adjusted and exclude restructuring and other unusual pre-tax charges (benefits) as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the third quarter of 2015 were $92.5 million compared to $112.3 million in the third quarter of 2014. The decline in sales was primarily the result of lower demand from the agricultural end market and currency fluctuations. Material Handling’s adjusted income before taxes was $8.6 million for the third quarter of 2015 or 3.6% higher than the third quarter of 2014, which was $8.3 million. The improvement in profitability was primarily the result of reduced labor and overhead costs, pricing actions and lower selling, general and administrative expenses, partially offset by an unfavorable change in product mix resulting from the significantly lower sales to the agricultural end market.

Net sales in the Distribution Segment for the third quarter of 2015 were $49.2 million compared to $49.9 million for the third quarter of 2014. The decline in sales was primarily the result of lower demand in some geographic markets, partially due to the stronger U.S. dollar. Distribution’s adjusted income before taxes for the third quarter of 2015 was $5.7 million or 32.6% higher than the third quarter of 2014, which was $4.3 million. The improvement in profitability was primarily the result of reduced operating costs and lower selling, general and administrative expenses.

Other Financial Items

For the nine months ended September 30, 2015, cash flow provided by continuing operations was $7.1 million compared to cash flow used for continuing operations of $2.8 million for the nine months ended September 30, 2014.

Capital expenditures totaled $17.7 million for the nine months ended September 30, 2015. The Company continues to estimate that capital expenditures for continuing operations in 2015 will be approximately $25 to $30 million and that approximately 70% will be for new product, growth and productivity projects.

The Company purchased 848,586 shares of its common stock during the third quarter of 2015 at an average price of $14.18. For the nine months ended September 30, 2015, the Company purchased 1,218,786 shares of its common stock at an average price of $15.28. As of September 30, 2015, approximately 3.2 million shares were available for repurchase under the Company’s current board authorization.

Long-term debt at September 30, 2015 decreased to $214.7 million compared to $236.4 million at December 31, 2014.

Fourth Quarter Outlook

Headwinds from the challenged agricultural end markets are expected to continue during the fourth quarter. However, profitability is expected to improve on a year-over-year basis as a result of the benefits of new product and service introductions and ongoing strategic actions focused on cost reductions and pricing initiatives.

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Thursday, October 29, 2015 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. A live and archived webcast of the conference call can be accessed from the Investor Relations section of the Company’s website at www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived telephone replay of the call will also be available on the site shortly after the event. To listen to the telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID #13622127.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except share data)

	For the Quarter Ended		For the Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net sales	$141,661	$162,109	$462,344	$465,378
Cost of sales	99,975	122,148	324,320	340,814

Gross profit	41,686	39,961	138,024	124,564
Selling, general and administrative expenses	39,108	42,639	108,987	107,073

Operating income (loss)	2,578	(2,678)	29,037	17,491
Interest expense, net	1,729	2,637	6,899	5,888

Income (loss) from continuing operations before income taxes	849	(5,315)	22,138	11,603
Income tax expense (benefit)	218	(1,697)	7,960	4,131

Income (loss) from continuing operations	631	(3,618)	14,178	7,472
Income (loss) from discontinued operations, net of income taxes	(298)	875	2,813	(3,786)

Net income (loss)	$333	$(2,743)	$16,991	$3,686

Income (loss) per common share from continuing operations:
Basic	$0.02	$(0.11)	$0.46	$0.23
Diluted	$0.02	$(0.11)	$0.45	$0.23
Income (loss) per common share from discontinued operations:
Basic	$(0.01)	$0.02	$0.09	$(0.12)
Diluted	$(0.01)	$0.02	$0.09	$(0.12)
Net income (loss) per common share:
Basic	$0.01	$(0.09)	$0.55	$0.11
Diluted	$0.01	$(0.09)	$0.54	$0.11

Weighted Average Common Shares Outstanding
Basic	30,674,604	31,641,680	30,873,594	32,510,415
Diluted	30,950,572	31,641,680	31,213,082	32,999,382

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Net Sales from Continuing Operations
Material Handling	$92,479	$112,277	(17.6)%	$320,534	$322,000	(0.5)%
Distribution	49,212	49,908	(1.4)%	141,909	143,580	(1.2)%
Inter-company Sales	(30)	(76)	—	(99)	(202)	—

Total	$141,661	$162,109	(12.6)%	$462,344	$465,378	(0.7)%

Income (Loss) from Continuing
Operations Before Income Taxes
Material Handling	$7,369	$(426)	—	$41,622	$23,879	74.3%
Distribution	5,558	4,133	34.5%	13,557	12,716	6.6%
Corporate	(12,078)	(9,022)	—	(33,041)	(24,992)	—

Total	$849	$(5,315)	116.0%	$22,138	$11,603	90.8%

MYERS INDUSTRIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE INCOME TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Material Handling
Income (loss) from continuing operations before income taxes as reported	$7.4	$(0.4)	$41.6	$23.9
Patent infringement lawsuit	—	3.0	(3.0)	3.0
Transaction costs - Scepter acquisition	—	2.9	—	2.9
Inventory step-up - Scepter acquisition	—	2.3	—	2.3
Restructuring expenses and other adjustments	1.2	0.5	1.8	1.1

Income from continuing operations before income taxes as adjusted	8.6	8.3	40.4	33.2

Distribution
Income from continuing operations before income taxes as reported	5.6	4.1	13.6	12.7
Restructuring expenses and other adjustments	0.1	0.2	0.2	1.0

Income from continuing operations before income taxes as adjusted	5.7	4.3	13.8	13.7

Corporate and interest expense
(Loss) before income taxes as reported	(12.1)	(9.0)	(33.1)	(25.0)
Environmental reserve	1.3	—	1.3	—
Transaction costs, professional and legal fees and other adjustments	0.7	0.1	2.4	0.7

Corporate and interest expense as adjusted	(10.1)	(8.9)	(29.4)	(24.3)

Continuing Operations
Income (loss) from continuing operations before income taxes as reported	0.9	(5.3)	22.1	11.6
Total of all adjustments above	3.3	9.0	2.7	11.0

Income from continuing operations before income taxes as adjusted	4.2	3.7	24.8	22.6
Income taxes*	1.4	1.4	8.0	8.3

Income from continuing operations as adjusted	$2.8	$2.3	$16.8	$14.3

Adjusted earnings per diluted share from continuing operations	$0.09	$0.07	$0.54	$0.43

*	Income taxes calculated using the normalized effective tax rate for each year.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	September 30, 2015	December 31, 2014
Assets
Current Assets
Cash	$5,240	$4,676
Accounts receivable, net	88,190	90,664
Inventories	61,194	63,338
Assets held for sale	—	117,775
Prepaid and other	11,324	8,988

Total Current Assets	165,948	285,441
Other Assets	150,331	142,626
Property, Plant, & Equipment, Net	129,103	136,766

Total Assets	$445,382	$564,833

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$58,317	$77,320
Accrued expenses	38,838	49,372
Liabilities held for sale	—	27,122

Total Current Liabilities	97,155	153,814
Long-term debt, net	214,735	236,429
Other liabilities	12,063	13,738
Deferred income taxes	16,928	14,281
Total Shareholders’ Equity	104,501	146,571

Total Liabilities & Shareholders’ Equity	$445,382	$564,833

MYERS INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 30, 2015	September 30, 2014
Cash Flows From Operating Activities
Net income	$16,991	$3,686
Income (loss) from discontinued operations, net of income tax	2,813	(3,786)

Income from continuing operations	$14,178	$7,472

Items not affecting use of cash
Depreciation	19,216	17,749
Amortization	7,854	4,275
Non-cash stock compensation	3,989	2,413
Accrued interest income on note receivable	(750)	—
Other	(463)	(150)
Payments on performance based compensation	(1,318)	(1,293)
Other long-term liabilities	644	1,422
Cash flow used for working capital, net of acquisitions:
Accounts receivable	(5,603)	(5,584)
Inventories	(271)	(15,446)
Prepaid expenses	(168)	(8,933)
Accounts payable and accrued expenses	(30,170)	(4,755)

Net cash provided by (used for) operating activities - continuing operations	7,138	(2,830)
Net cash used for operating activities - discontinued operations	(11,330)	(14,054)

Net cash used for operating activities	(4,192)	(16,884)

Cash Flows From Investing Activities
Capital expenditures	(17,669)	(10,860)
Acquisition of business, net of cash acquired	—	(157,811)
Proceeds from sale of property, plant and equipment	145	548
Proceeds from sale of business	69,787	—

Net cash provided by (used for) investing activities - continuing operations	52,263	(168,123)
Net cash provided by (used for) investing activities - discontinued operations	(581)	12,876

Net cash provided by (used for) investing activities	51,682	(155,247)

Cash Flows From Financing Activities
Proceeds from long-term debt	—	89,000
Net borrowing/(repayment) on credit facility	(16,158)	143,390
Cash dividends paid	(12,550)	(11,602)
Proceeds from issuance of common stock	1,553	2,524
Tax benefit from options	211	681
Repurchase of common stock	(18,612)	(48,306)
Shares withheld for employee taxes on equity awards	(975)	(1,083)
Deferred financing costs	—	(543)

Net cash provided by (used for) financing activities	(46,531)	174,061

Foreign exchange rate effect on cash	(395)	(111)

Net increase (decrease) in cash	564	1,819
Cash at January 1	4,676	6,539

Cash at September 30	$5,240	$8,358